Exhibit 10.8

LEASE AGREEMENT

by and between

TEXAS TOWER LIMITED

and

BOIS D’ARC ENERGY LLC

dated

December 1, 2004

TABLE OF CONTENTS

	I.

1.01	Demise of the Premises; Temporary Premises	1
1.02	License to Use Public Areas	1
1.03	Net Rentable Area	2
1.04	Term	4
1.05	Use	4
1.06	Downtown Tunnel System	4

	II.

2.01	Base Rental	5
2.02	Additional Rental	5
2.03	Management Fee Contribution	8
2.04	Rental Payments	9
2.05	Security Deposit	9
2.06	Waiver of Section 93.012, Texas Property Code	10
2.07	Rental Abatement	10

	III.

3.01	Services	10
3.02	Governmental Regulations	12
3.03	Failure to Provide Required Services	13
3.04	Additional Services	13

	IV.

4.01	Care of the Premises	14
4.02	Entry for Repairs and Inspection	14
4.03	Nuisance	14
4.04	Laws and Regulations; Rules of the Building	14
4.05	Hazardous Substances	15

	V.

5.01	Condition of the Premises and the Project	15
5.02	Alterations to the Premises	16
5.03	Alterations to the Building	16
5.04	Keys and Locks	17
5.05	Graphics, Building Directory and Name	17

	VI.

6.01	Condemnation	17
6.02	Damages from Certain Causes	18
6.03	Casualty	18

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	VII.

7.01	Property Insurance	18
7.02	Liability Insurance	19
7.03	Hold Harmless	19
7.04	Waiver of Claims and Recovery Rights	20

	VIII.

8.01	Lien for Rent – Intentionally Deleted	20
8.02	Default by Tenant	21
8.03	Remedies	23
8.04	Landlord’s Right to Cure Defaults	23
8.05	Non-Waiver	24
8.06	Holding Over	24

	IX.

9.01	Assignment or Sublease by Tenant	24
9.02	Assignment by Landlord	25

	X.

10.01	Peaceful Enjoyment	26
10.02	Limitation of Landlord’s Personal Liability	26

	XI.

11.01	Subordination	26
11.02	Estoppel Certificate	27
11.03	Right to Cure Landlord’s Default	28

	XII.

12.01	Relocation – Intentionally Deleted	28
12.02	Name Change	28
12.03	Legal Fees	28
12.04	DTPA Inapplicable	28

	XIII.

13.01	Notices	29
13.02	Miscellaneous	29

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EXHIBIT A	Floor Plan of the Premises
EXHIBIT B	Construction of Initial Leasehold Improvements (Tenant)
EXHIBIT C	Air Conditioning and Heating Services
EXHIBIT D	Building Rules
EXHIBIT E	Janitorial Specifications
EXHIBIT F	Garage Parking
EXHIBIT G	Renewal Options
EXHIBIT H	Right of First Refusal

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JPMORGAN CHASE TOWER
LEASE AGREEMENT

     THIS LEASE AGREEMENT (this “Lease”) is made and entered into by and between TEXAS TOWER LIMITED, a Texas limited partnership (“Landlord”), and BOIS D’ARC ENERGY LLC, a Nevada limited liability company (“Tenant”).

     In consideration of the rentals reserved hereunder and the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby covenant and agree as follows:

I.

     1.01 Demise of the Premises; Temporary Premises. Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases and takes from Landlord, those certain premises (hereinafter sometimes called the “Premises”) located on Floor 52 (being Suite 5200) of the building known as JPMorgan Chase Tower (the “Building”) which is situated on Block 67, South Side Buffalo Bayou, in Houston, Harris County, Texas (hereinafter sometimes called the “Land”), as reflected on the floor plan(s) attached hereto and made a part hereof for all purposes as EXHIBIT A. The Building, the Land, all existing underground pedestrian tunnels owned or controlled by Landlord and servicing the Building and any such tunnels constructed in the future (the “Building Tunnel”) and such additional facilities to service any of the foregoing in subsequent years as may be necessary or desirable in Landlord’s reasonable judgment are hereinafter sometimes collectively called the “Project”.

     During the period commencing on December 1, 2004 and expiring on the date Tenant occupies the Premises for the purpose of conducting business therefrom, Landlord will make available to Tenant for Tenant’s occupancy 4,950 square feet of Net Rentable Area located on Floor 62 (being Suite 6275) of the Building currently being subleased by Tenant from SRL, Inc. (the “Temporary Premises”). Tenant will lease the Temporary Premises on an “AS IS” basis and will pay, with respect to the Temporary Premises, Additional Rental and all other sums payable by Tenant hereunder (other than Base Rental and Management Fee Contribution), in the manner set forth herein during the term of such occupancy.

     1.02 License to Use Public Areas. Subject to Section 5.03 below, Landlord hereby grants Tenant, its employees, invitees and other visitors, a nonexclusive license for the term of this Lease and all extensions and renewals thereof to use, for the purpose of ingress and egress to the Building and the Premises, and in accordance with the Building Rules (as hereinafter defined) (a) the sidewalks and other exterior common areas located on the Land; (b) the Building Tunnel; (c) the lobbies, public corridors and elevator foyers of the Building; and (d) freight elevators, loading dock, mail room and other facilities provided by Landlord for the common use by tenants of the Building.

     Tenant acknowledges and agrees that the non-exclusive license granted to Tenant pursuant to this Section 1.02 also includes the right to utilize its proportionate share of designated Building riser space for the installation of cabling, wiring, conduit, piping, or any other equipment and/or appurtenance to serve the Premises (“Riser Penetrations”). All Riser

Penetration specifications, installations and/or connections shall be first approved by Landlord in writing before the same are installed (which approval may be withheld in Landlord’s sole discretion), and the work in connection with all Riser Penetration installations shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord. Any such work must also comply with Landlord’s installation procedures set forth in EXHIBIT D hereto. Landlord hereby waives any right to charge Tenant an access fee to utilize Tenant’s proportionate share of designated Building riser space for Tenant’s Riser Penetration requirements. Landlord reserves the right to designate and control the entity or entities providing Riser Penetration installation, repair and maintenance in the Building, and to restrict and control access to the Building risers in connection with such work. In the event Landlord designates a particular vendor or vendors to provide Riser Penetration installation, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of all Riser Penetrations in the Building risers and in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such Riser Penetrations in the Building risers and in the Premises and the commencement of service therein, and the maintenance thereafter of such Riser Penetrations; and there shall be included in Operating Expenses for the Building all installation, hook-up or maintenance costs incurred by Landlord in connection with Riser Penetrations in the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all Riser Penetrations serving the Premises and such failure affects or interferes with the operation or maintenance of any other Riser Penetrations in the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises and/or the Building riser space utilized by Tenant (if any) and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). Upon termination of the Lease, Tenant, at Landlord’s option, shall remove all Riser Penetrations installed by Tenant for and during Tenant’s occupancy, which Landlord shall designate in writing as being subject to removal at the time of installation of same. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, and hereby agrees to indemnify Landlord and hold Landlord harmless against any damages, injuries, losses, expenses, claims or causes of action asserted against Landlord by third parties as a result of Tenant’s use of the Building risers.

     1.03 Net Rentable Area.

     (a) Landlord and Tenant stipulate and agree for all purposes under this Lease that the Net Rentable Area of the Premises is 16,285 square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party.

     (b) The Net Rentable Area of the Premises and any space that is added to or deducted from the Premises during the term of this Lease (without implying any right in Landlord or Tenant to add space to or deduct space from the Premises, except as expressly set forth in this Lease) shall be measured as follows:

     (i) as to any full floor leased by Tenant, the Net Rentable Area of the space leased shall equal the sum of (A) the Net Usable Area of that space, and (B) an allocation of the square footage of the Building Common Areas (as hereinafter defined) based upon the ratio which the Net Usable Area of the space bears to the aggregate Net Usable Area of the office space in the Building; and

     (ii) as to any partial floor leased by Tenant, the Net Rentable Area of the space leased shall equal the sum of (A) the Net Usable Area of that space, (B) an allocation of the square footage of the On-Floor Common Areas (as hereinafter defined) based upon the ratio which the Net Usable Area of that space bears to the aggregate Net Usable Area of the floor on which it is located, and (C) an allocation of the area of the square footage of the Building Common Areas based upon the ratio which the sum of (a) and (B) bears to the aggregate Net Usable Area of the office space in the Building.

     (c) The Net Usable Area of any space that is added to or deducted from the Premises during the term of this Lease (without implying any right in Landlord or Tenant to add space to, or deduct space from, the Premises, except as expressly set forth in this Lease) shall be measured as follows:

     (i) as to any full floor leased by Tenant, the Net Usable Area of the space leased shall equal the floor area of that space, measured from the inside surface of the outer glass line, exterior columns or exterior walls of the Building, including any area within interior columns or projections necessary to the Building, but excluding all Service Areas (as hereinafter defined) and Building Common Areas; and

     (ii) as to any partial floor leased by Tenant, the Net Usable Area of the space leased shall equal the floor area of that space, measured from the inside surface of the outer glass line, exterior columns or exterior walls enclosing the space to the mid-point of the walls separating that space from areas leased by or held for lease to other tenants or from Service Areas, On-Floor Common Areas or Building Common Areas, but including any area within interior columns or projections necessary to the Building.

     (d) As used herein, the following terms shall mean:

     (i) “Building Common Areas” means the areas within (and measured from the mid-point of the walls enclosing) the Building’s ground floor and sixtieth (60th) floor elevator lobbies, concourse, pedestrian tunnels within the Building to the mid-point(s) of the street(s) adjacent to the Building, elevator machine rooms, mechanical and electrical rooms serving more than one floor of the Building, telephone and equipment rooms, janitor closets, central mail room, loading dock and other similar facilities and areas of the Building that are not leased or held for lease and are necessary or desirable for the proper utilization of the Building for all tenants, but excluding On-Floor Common Areas;

     (ii) “On-Floor Common Areas” means, as to each floor above the ground level of the Building that is not fully leased to a single tenant, the public corridors, elevator foyers (provided that the sixtieth (60th) floor elevator lobby shall be deemed to be part of “Building Common Areas”), rest rooms, janitor closets, telephone and equipment rooms, and other areas on that floor (measured from the mid-point of the walls enclosing such areas) solely for the use or benefit of all tenants on that floor; and

     (iii) “Service Areas” means the areas within (and measured from the mid-point of the walls enclosing) the Building’s stairways, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts, other than those, if any, that are for the specific use of Tenant (such as special stairs or elevators).

     1.04 Term.

     (a) The term of this Lease (the “Term”) shall commence on the date Landlord tenders possession of the Premises to Tenant, which shall occur promptly following the mutual execution of this Lease (the “Commencement Date”). Tenant’s obligation to pay Stated Rentals shall not commence until the earlier to occur of (i) thirty (30) days following the date Tenant occupies the Premises for the purpose of conducting business therefrom or (ii) May 1, 2005 (the “Rent Commencement Date”). Unless sooner terminated in accordance with the terms and conditions set forth herein, the Term shall expire on the last day of the eighty-fourth (84th) full calendar month from and after the Rent Commencement Date (the “Expiration Date”).

     (b) Upon the request of Landlord at any time after the Commencement Date, Tenant shall execute and deliver to Landlord a declaration (in a form provided by Landlord) specifying the Commencement Date, the Rent Commencement Date and the Expiration Date, among other matters.

     1.05 Use.

     (a) The Premises are to be used and occupied by Tenant (and its assignees and subtenants permitted hereunder) solely for general office use and for no other purpose. Without limiting the foregoing, the Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, or create unreasonable elevator loads or otherwise interfere with standard Building operations, and Tenant shall not engage in any activity which is not in keeping with the standards of the Building.

     (b) Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents. Tenant agrees that no food, soft drink or other vending machine will be installed within the Premises without the written consent of Landlord.

     1.06 Downtown Tunnel System. Landlord makes no warranty or representation respecting the use or availability of or access to any of the downtown tunnel system that is not within the property lines of the Land. If (a) any license pertaining to any portion of the downtown tunnel system that is outside of the property lines of the Land is revoked, curtailed or in any way modified by any federal, state or municipal authority, public utility or any other party, or (b) the person or entity owning or controlling any portion of the downtown tunnel system that is outside of the property lines of the Land closes or restricts access thereto, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation, diminution or abatement of Rent hereunder by virtue of such action.

II.

     2.01 Base Rental. Tenant hereby covenants and agrees to pay to Landlord base annual rental (the “Base Rental”), which shall be payable in monthly installments in advance on the first day of each month beginning on the Rent Commencement Date according to the following schedule:

	Base Rental Rate	Annual	Monthly
Time Period	PSF/NRA	Base Rent	Base Rent
Months 1 – 48	$11.50	$187,277.50	$15,606.46
Months 49 – 84	$12.19	$198,514.15	$16,542.85

     2.02 Additional Rental.

     (a) In addition to the Base Rental, for each calendar year (or portion thereof) during the Term of this Lease, commencing on the Rent Commencement Date, Tenant shall pay as additional rent (the “Additional Rental”) Tenant’s Proportionate Share (as hereinafter defined) of Operating Expenses (as hereinafter defined) for that year. On or about the beginning of each calendar year during the term of this Lease, Landlord shall deliver to Tenant Landlord’s good faith estimate (the “Estimated Additional Rental”) of the Additional Rental for that year. The Estimated Additional Rental shall be paid in equal installments in advance on the first day of each month. If Landlord does not deliver an estimate to Tenant for any year by January 1 of that year, Tenant shall continue to pay Estimated Additional Rental based on the prior year’s estimate. From time to time during any calendar year, Landlord may revise its estimate of the Additional Rental for that year based on either actual or reasonably anticipated increases in Operating Expenses, and the monthly installments of Estimated Additional Rental shall be appropriately adjusted for the remainder of that year in accordance with the revised estimate so that by the end of the year, the total payments of Estimated Additional Rental paid by Tenant shall equal the amount of the revised estimate.

     (b) “Tenant’s Proportionate Share” means the percentage determined by dividing the Net Rentable Area contained within the Premises by the total Net Rentable Area leased or held for lease for general office purposes within the Building for such year. Landlord and Tenant hereby stipulate and agree for all purposes under this Lease that the total Net Rentable Area of the office space within the Building is 1,594,605 square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party.

     (c) “Operating Expenses”, as that term is used herein, means all expenses, costs and disbursements of every kind and nature, computed on an accrual basis, incurred or paid in connection with the ownership, operation, maintenance and repair of the Project, excluding only the costs and expenses described in Section 2.02(e) below. Without limiting the generality of the foregoing, Operating Expenses include the following:

     (i) wages and salaries of all persons (up to the level of building manager) directly engaged in the operation, maintenance, cleaning or access control of the Project, including taxes, insurance, benefits, training costs and placement fees relating thereto;

     (ii) the cost of all supplies, tools, equipment and materials used in the operation and maintenance of the Project;

     (iii) rental and other normal office expenses for Landlord’s on-site management office;

     (iv) the cost of all utilities for the Project, including but not limited to, water and power for heating, lighting, air conditioning and ventilating the Project;

     (v) the cost of all maintenance and service agreements for the Project and the equipment therein, including, but not limited to, access control, window cleaning, elevator maintenance, janitorial service and landscaping maintenance;

     (vi) the cost of repairs and general maintenance for the Project (excluding repairs and general maintenance costs that are paid by proceeds of insurance or by Tenant or other third parties);

     (vii) the cost of installation of capital investment items that have been or are hereafter installed for the purpose of reducing Operating Expenses, to improve Building life-safety systems or which may be required or recommended by any laws, ordinances, orders, rules, regulations and requirements which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Project, whether now in force or hereafter enacted, in each case amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles, together with interest thereon at the rate of ten percent (10%) per annum;

     (viii) the Office Portion (as defined below) of the cost of all insurance relating to the Project, including, but not limited to, the cost of property, rental loss and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith and any deductibles on insurance proceeds paid to Landlord;

     (ix) the Office Portion of all taxes, assessments and governmental charges, whether directly paid by Landlord, whether federal, state, county or municipal, and whether imposed by taxing districts or authorities (including, without limitation, the Houston downtown management district) presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (including any taxes or assessments allocated to leasehold improvements unless a separate allocation is made therefor by the applicable taxing authority), excluding, however, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project (excluding ad valorem taxes on the Project determined by reference to Landlord’s income from the Project) or imposed in connection with any change of ownership of the Project; provided, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the Rent (as defined in this Lease) reserved in this Lease or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses;

     (x) any lease payments made by Landlord for any equipment used in the operation or maintenance of the Project, excluding, however, any part of such lease payments that constitutes capital expenditures under generally accepted accounting principles, except as provided in clause (vii) above; and

     (xi) Landlord’s (or Landlord’s managing agent’s) accounting and external and internal audit costs and attorneys’ fees applicable to the Project (provided that costs charged under this Section 2.02(c)(xi) shall not duplicate costs charged under Section 2.02(c)(i) above).

     (d) “Office Portion” means the percentage of the gross leasable area of the Building that is leased or held for lease as office space, which Landlord and Tenant stipulate and agree for purposes of Sections 2.02(c)(viii) and (ix) above shall be deemed to be ninety-five percent (95%).

     (e) Landlord hereby agrees that the term “Operating Expenses” shall not include (i) debt service or rentals under any ground lease; (ii) costs for which Landlord is entitled to specific reimbursement as a separate charge by Tenant, by any other tenant of the Building or by any other third party; (iii) costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including leasing commissions, legal fees, promotional expenses, and leasehold improvements expenses (and/or allowances therefor); (iv) any other costs and expenses for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Building; (v) costs (including, but not limited to, penalties, fines and associated legal expenses) incurred by Landlord due to the violation by Landlord, Tenant or any tenant in the Building of the terms and conditions of this Lease or of the leases of other tenants in the Building or applicable federal, state, and local government laws, codes and similar regulations that would not have been incurred but for any such violations by Landlord, Tenant, or other tenants in the Building, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, codes and regulations as same shall pertain to the Building (it being acknowledged and agreed that costs of initial compliance of laws enacted or changed after the date of this Lease otherwise permitted under this Lease to be passed-through to tenants as Operating Expenses shall not be excluded as a result hereof, i.e., only additional costs incurred as a result of Landlord’s failure to comply with such laws, within applicable cure periods after the enaction or change thereof shall be excluded); (vi) except as set forth in Section 2.02(c)(vii) above, expenditures classified as capital expenditures for federal income tax purposes or any non-cash charges such as depreciation or amortization; or (vii) property management fees.

     (f) Within one hundred fifty (150) days after the end of each calendar year during the Term of this Lease, or as soon as reasonably practicable thereafter, Landlord shall provide

Tenant a reasonably detailed statement showing the Operating Expenses (including Taxes) for said calendar year, prepared in accordance with generally accepted accounting principles, and a statement prepared by Landlord comparing Estimated Additional Rental paid by Tenant with Additional Rental. If Landlord fails to deliver a statement with respect to any calendar year within two (2) years following the end of the calendar year in question, Landlord shall not be able to collect from Tenant any shortfalls of Additional Rental for such year. Tenant shall have the right to request and review, at Tenant’s expense, Landlord’s books and records regarding the determination of Additional Rental for the previous calendar year only upon written notice to Landlord and scheduling an appointment in advance. Such notice must be delivered and audit performed within one hundred twenty (120) days following Landlord’s delivery of Landlord’s annual statement to Tenant. Any such auditor must be an employee of Tenant, a certified public accountant from a reputable accounting firm reasonably acceptable to Landlord or qualified real estate accounting professionals from a reputable real estate services firm reasonably acceptable to Landlord. No audits by contingency fee-based consultants shall be permitted. Prior to any audit being conducted, Tenant and such auditor(s) shall execute a confidentiality agreement (in a form submitted by Landlord and reasonably acceptable to Tenant). Tenant shall submit its audit results and any objections to Landlord’s statement within thirty (30) days after the completion of Tenant’s audit. Thereafter, the parties shall proceed in good faith to attempt to resolve any dispute regarding Landlord’s statement within thirty (30) days following receipt of Tenants’ audit results. In the event that Landlord and Tenant confirm pursuant to Landlord’s statement or Landlord’s acceptance or verification of the results of Tenant’s audit, that Estimated Additional Rental paid by Tenant exceeds Additional Rental for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Landlord’s option, by either giving a credit against rentals next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such statement. In addition, if Tenant’s third-party audit reflects that Estimated Additional Rental exceeds Additional Rental by more than five percent (5%) for such period, and Landlord accepts Tenant’s audit conclusions or confirms same as a result of an independent audit or review of the disputed items by a certified public accountant conducted at Landlord’s expense, Landlord shall also reimburse Tenant for the reasonable cost of Tenant’s audit and for interest on the amount of Tenant’s overpayment at the Default Rate for the period commencing on the date of Landlord’s delivery of the statement through the date Tenant receives the refund of its overpayment from Landlord. In the event that the Additional Rental exceeds Estimated Additional Rental for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of th e statement. The provisions of this Section 2.02(f) shall survive the expiration or termination of this Lease.

     (g) Notwithstanding any other provision herein to the contrary, if the Building is not fully occupied during any calendar year or if the entire Building is not provided with Building standard services during any calendar year, an adjustment shall be made in computing each component of the Operating Expenses for such year so that Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year and as though the entire Building had been provided with Building standard services during such year.

     2.03 Management Fee Contribution. In addition to the Base Rental and Additional Rental, for each year during the term of this Lease, commencing on the Rent Commencement Date, Tenant shall pay a management fee contribution (the “Management Fee Contribution”) in an amount equal to three percent (3%) of the sum of the Base Rental and Additional Rental

payable for that year. The Management Fee Contribution shall be paid in equal installments in advance on the first day of each month (with the calculation thereof being based on the Estimated Additional Rental then payable by Tenant hereunder). Landlord shall determine (and adjust, if necessary) Tenant’s actual Management Fee Contribution annually in conjunction with Landlord’s determination of actual Additional Rental in accordance with Section 2.02(f). Additional payments required by, or refunds by Landlord to, Tenant that are attributable to such determination of Tenant’s actual Management Fee Contribution will be made by Tenant, or Landlord, as applicable in the same manner as provided in Section 2.02(f) with respect to additional payments or refunds of Additional Rental.

     2.04 Rental Payments.

     (a) Tenant hereby covenants and agrees to pay the Base Rental, Additional Rental and Management Fee Contribution (collectively, the “Stated Rentals”) and all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease (collectively, “Rent”) to Landlord at Landlord’s address as provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly in advance.

     (b) If the term of this Lease as described above commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Stated Rentals for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Lease term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month.

     (c) Tenant shall pay all Rent at the times and in the manner provided in this Lease, without abatement, demand, set-off or counterclaim. Tenant hereby acknowledges and agrees that (i) Landlord and Tenant have expressly negotiated that except as otherwise provided in this Lease, Tenant’s covenants to pay Rent under this Lease are separate and independent from Landlord’s covenant to provide services and other amenities hereunder and (ii) had the parties not mutually agreed upon the independent nature of Tenant’s covenants to pay all Rent hereunder, Landlord would have required a greater amount of Rent in order to enter into this Lease.

     (d) All Rent shall bear interest from the date due until paid at a rate (the “Default Rate”) equal to the lesser of (i) a floating rate equal to five percent (5%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of The Wall Street Journal, automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the applicable laws of the State of Texas, as determined by reference to the indicated (weekly) rate ceiling (as defined and described in Chapter 303 of the Texas Finance Code (or any successor statute), as amended) at the applicable time in effect.

     2.05 Security Deposit. On the date of execution of this Lease by Tenant, there shall be due and payable by Tenant a security deposit in the amount of $7,803.23, such deposit to be held for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant or breach by Tenant of Tenant’s covenants or obligations under this Lease, Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rental or other payments hereunder and/or any damage, injury, expense or liability caused to Landlord by such event of default or breach of covenant. Following any such application of the security deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to the amount thereof existing prior to such application. Any remaining balance of the security deposit shall be returned by Landlord to Tenant within thirty (30) days after the termination of this Lease; provided, however, Landlord shall have the right to retain and expend such remaining balance (a) to reimburse Landlord for any and all rentals or other sums due hereunder that have not been paid in full by Tenant and/or (b) for cleaning and repairing the Premises if Tenant shall fail to deliver same at the termination of this Lease in a neat and clean condition and in as good a condition as existed at the date of possession of same by Tenant, ordinary wear and tear only excepted. Tenant shall not be entitled to any interest on the security deposit.

     2.06 Waiver of Section 93.012, Texas Property Code. Please do not type any text in this area. . Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all charges, amounts, and Additional Rental payable by Tenant (including, without limitation, payments under this Article 2), are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant voluntarily and knowingly waives all rights and benefits of a tenant under Section 93.012, Texas Property Code, or its successor statute or code provision. Nothing contained in this waiver however is intended to limit or impair any other remedy available to Tenant under the Lease or at law or in equity (other than Section 93.012, Texas Property Code, or its successor statute or code provision). In addition, nothing in this Section 2.06 shall constitute a waiver of Tenant’s right to dispute and/or initiate a claim disputing Landlord’s methods of calculating or determining Operating Expenses and/or Landlord’s calculation or determination of Additional Rent.

     2.07 Rental Abatement. Please do not type any text in this area. . Notwithstanding any provisions of this Lease to the contrary, Landlord hereby agrees that in consideration for the execution of this Lease by Tenant, and as an inducement to Tenant to so execute this Lease, the payment of Stated Rentals accruing from the Commencement Date until the Rent Commencement Date is waived by Landlord and Tenant shall have no obligation to pay same, except as provided in Section 8.03(d) below.

III.

     3.01 Services. Provided no Event of Default (as hereinafter defined) has occurred and is continuing hereunder, and subject to the provisions of Sections 3.02 and 3.03 below, Landlord shall furnish the following services and amenities (collectively, the “Required Services”) to Tenant (and its assignees and subtenants permitted hereunder) while occupying the Premises:

     (a) Hot and cold domestic water at those points of supply provided for general use of the tenants of the Building;

     (b) Central heat, ventilation and air conditioning in season, at such times, at such temperatures and in such amounts as are considered by Landlord to be standard, but in keeping with the standards of other first-class office buildings in the Central Business District of Houston, Texas, all as more particularly described on EXHIBIT C attached hereto and made a part hereof for all purposes;

     (c) Electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be in keeping with the standards of other first class office buildings in the Central Business District of Houston, Texas;

     (d) Janitorial service comparable to that provided by landlords of other first-class office buildings in the Central Business District of Houston, Texas and consistent with other similar tenants in the Building on a five (5) day week basis in accordance with the specifications set forth on EXHIBIT E attached hereto; provided, however, if Tenant’s floor coverings or other improvements require special cleaning or care in excess of that provided for by Landlord in EXHIBIT E, Landlord will provide such additional cleaning or care only upon special agreement with Tenant;

     (e) On-site access control personnel and equipment for the Project; provided, however, that Tenant agrees that Landlord shall not be responsible for the adequacy or effectiveness of such access control service provided that (i) Landlord has exercised reasonable care in the selection of the access control contractor and equipment, and (ii) the scope and extent of the access control services contracted for by Landlord are in keeping with the standards of other first-class office buildings in the Central Business District of Houston, Texas;

     (f) Sufficient electrical capacity distributed to a panel box located at the core of each floor of the Premises to operate (i) typewriters, voice writers, calculating machines and other machines of similar low voltage electrical consumption (120 volts, single phase) and (ii) lighting and equipment of standard high voltage electrical consumption (277 volts, single phase), to the extent that the total design load of low electrical voltage and high electrical voltage within the Premises in the aggregate does not exceed six (6) watts per square foot of Net Usable Area.

     Should Tenant’s non-linear electrical load (created by equipment such as personal computers, television sets, laser printers, copiers or other electronic devices connected to the power system) result in harmonic distortion conditions which cause any adverse effects in the Project, including but not limited to, deration of any transformer, distribution stepdown transformer failures, overheating or melting of neutral conductors, or malfunctioning of various electronic components, Tenant acknowledges that Tenant, at Tenant’s sole cost, shall be obligated to eliminate such harmonic distortion conditions and to repair any damage which results from such harmonic distortion within thirty (30) days of Landlord’s request. If Tenant fails to eliminate such harmonic distortion and repair such damage caused thereby within such thirty (30) day period, Landlord, at its option, may make such corrections deemed necessary by Landlord to eliminate such harmonic distortion and make such repairs, and Tenant shall pay to Landlord on demand Landlord’s cost thereof plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery.

     Tenant shall cause Tenant’s electrical system serving any equipment producing non-linear electrical loads to be designed to accommodate such non-linear electrical loads, including but not limited to, over-sizing neutral conductors, derating transformers and/or providing power line filters. Tenant’s plans for any Leasehold Improvements shall include a calculation of Tenant’s fully connected design load with and without demand factors and shall indicate the number of watts of un-metered and sub-metered loads.

     If Tenant’s electrical equipment and lighting require electrical circuits, transformers or other additional equipment in excess of Tenant’s pro rata share of the Building’s electrical or HVAC systems (which additional equipment shall be hereinafter referred to as the “Additional Electrical Equipment”), Tenant may (at Tenant’s cost, including the cost to design, install, maintain and replace the Additional Electrical Equipment [including the meters]) install same, provided such installation is compatible with existing Building systems, will not compromise Landlord’s ability to provide services to Tenant or other tenants of the Building and will not be burdensome to the Project or to Landlord, in Landlord’s opinion, and Tenant shall pay all operating costs related to that requirement (including, without limitation, the cost of electricity, water or other services consumed through, or in connection with, the Additional Electrical Equipment).

     The method of design and installation of any Additional Electrical Equipment (including any related meter) required by Tenant shall be subject to the prior written approval of Landlord and shall be performed by Landlord at Tenant’s sole cost (including a charge equal to fifteen percent (15%) of such cost for the review and installation of such Additional Electrical Equipment for administrative cost recovery).

     Tenant shall pay to Landlord the cost of electricity consumed in excess of the Building standard rated electrical design load as determined by meter, or if not metered, as otherwise reasonably estimated by Landlord, plus any actual accounting expenses incurred by Landlord in connection with the metering thereof. Landlord may cause the entire Premises to be separately metered (at Tenant’s expense, including, without limitation, the cost of installing, maintaining, repairing and replacing such meters to the extent necessary), in which event Tenant shall pay the actual cost of electricity consumed by Tenant.

     (g) All Building standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in public areas outside of the Premises, rest rooms and stairwells;

     (h) Non-exclusive passenger elevator service to the Premises twenty-four (24) hours per day and non-exclusive freight elevator service during normal business hours; and

     (i) Maintenance of the roof, exterior walls, load-bearing columns, foundation, floor slabs, and other structural components, the mechanical, electrical and plumbing systems, the Building Common Areas and On-Floor Common Areas (including restrooms), and exterior lighting and landscaping of the Project.

     3.02 Governmental Regulations. The obligations of Landlord to provide the Required Services shall be subject to governmental regulation thereof (i.e., rationing, temperature control, etc.) and any such regulation that impairs Landlord’s ability to provide the

Required Services as herein stipulated shall not constitute a default hereunder but rather providing the applicable Required Services to the extent allowed pursuant to such regulations shall be deemed to be full compliance with the obligations and agreements of Landlord hereunder.

     3.03 Failure to Provide Required Services. To the extent any of the Required Services require electricity, gas and water supplied by public utilities or others, Landlord’s covenants hereunder shall only impose on Landlord the obligation to use its commercially reasonable, good faith efforts to cause the applicable public utilities or other providers to furnish the same. Failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to failure of any public utility or other provider to furnish service to the Building, or any other cause beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor except as provided below result in an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In the event of any failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof (a AService Interruption@), Landlord shall utilize its diligent, good faith efforts to promptly restore said Required Services as soon thereafter as is reasonably possible under the circumstances. If (i) any Service Interruption of an Essential Required Service (as defined below) renders all or any portion of the Premises untenantable, (ii) such cessation does not arise as a result of the gross negligence or willful misconduct of Tenant, its agents, employees or contractors, (iii) such cessation is not caused by a fire or casualty (in which case Section 6.03 shall control), (iv) Tenant notifies Landlord of such cessation and (v) such failure or cessation continues for five (5) consecutive business days, Rent with respect to the untenantable portion of the Premises shall be abated thereafter (or retroactively from the date the Service Interruption commenced if the Service Interruption is an insured event) until the Essential Required Service(s) are restored or the affected portion(s) of the Premises are otherwise returned to a tenantable condition. The Premises shall be considered “untenantable” if they are not reasonably usable by Tenant for the normal operation of its business. As used herein, the term “Essential Required Service” means any one or more of the following services: HVAC, electricity, water and/or elevator service to the Premises. The foregoing abatement of Rent remedy shall be Tenant’s sole remedy in the event of a Service Interruption of an Essential Required Service.

     3.04 Additional Services. Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the Required Services under this Lease, and that Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord’s discontinuance of any provision of any such additional services or amenities shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Rent. Any such additional services or amenities that Landlord elects to provide to tenants of the Building shall be provided to those tenants requesting such services or amenities at Landlord’s cost therefor which cost may include an administrative cost recovery charge not to exceed ten percent (10%).

IV.

     4.01 Care of the Premises.

     (a) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building, and shall at its own cost and expense, maintain the Premises in good condition and repair. If Tenant fails to make required repairs or replacements to the Premises promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the cost thereof plus a charge of fifteen percent (15%) to the Landlord on demand. Tenant shall not undertake the repair or replacement of any damage or injury to the structural components of the Building or its mechanical, electrical or plumbing systems caused by Tenant, its agents, contractors, employees, invitees or visitors, but shall reimburse Landlord for all costs and expenses incurred in effecting any such repair or replacement, plus a charge of ten percent (10%).

     (b) Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the term of this Lease.

     (c) Upon termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in as good condition as existed on the Commencement Date, ordinary wear and tear only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.

     4.02 Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Premises at all reasonable hours and upon reasonable notice (except for entry after-hours for cleaning and in the case of emergency, in which events no notice shall be required) to inspect or clean the same, to make repairs, alterations or additions thereto, to show the same to prospective tenants or purchasers, to determine whether Tenant is performing its obligations hereunder or for any other purpose as Landlord may deem necessary or desirable. Landlord agrees to exercise reasonable good faith efforts (a) to prosecute completion of any work within the Premises diligently, (b) to minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Premises, and (c) to protect Tenant’s property located in the Premises from damage. Entry to the Premises and the conduct of work therein by Landlord and its employees, contractors, agents or representatives pursuant to this Section 4.02 shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of Rent or claim for damages for any injury to or interference with Tenant’s business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof.

     4.03 Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant, or Landlord in its operation of the Building.

     4.04 Laws and Regulations; Rules of the Building. Tenant, at Tenant’s expense, shall comply with, and Tenant shall cause its visitors, employees, contractors, agents and invitees to comply with (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Premises, whether now in force or hereafter enacted, and (b) all rules and regulations reasonably adopted and altered by Landlord from time to time for the use, safety, care and cleanliness of the Building and for preservation of good order therein (the “Building Rules”), which Building Rules will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its employees, contractors, agents, invitees and visitors. The current Building Rules are attached hereto as EXHIBIT D and made a part hereof for all purposes.

     4.05 Hazardous Substances.

     (a) Tenant shall use its diligent good faith efforts to comply with all applicable federal, state or local laws, regulations, orders, judgments and decrees regarding health, safety or the environment (“Environmental Laws”) pertaining to or governing Tenant’s particular use and occupancy of the Premises or the conduct of Tenant’s business therein, including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and record keeping, and timely and appropriate response to any release or other discharge by Tenant of a substance under Environmental Laws.

     (b)Landlord shall use its diligent good faith efforts to comply with all Environmental Laws pertaining to or governing Landlord’s ownership, operation, maintenance and repair of the Project, including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and record keeping, and timely and appropriate response to any release or other discharge by Landlord of a substance under Environmental Laws.

     (c)Landlord represents to Tenant as of the date hereof that (x) Landlord has not received any written notice from any applicable governmental authority alleging any pending violation by Landlord or the Project with any Environmental Law, and (y) to Landlord’s actual knowledge as of the date of this Lease, no violation of any Environmental Law now exists with respect to the Premises or the On-Floor Common Areas on Floor 52 of the Building.

V.

     5.01 Condition of the Premises and the Project.

     (a) The Premises shall be delivered to Tenant, and Tenant shall accept same, in its then current condition, broom clean with only the additional leasehold improvements and tenant finish, if any, set forth and described on EXHIBIT B, and with all Building systems serving the Premises in good working order, but otherwise “AS IS” and “WITH ALL FAULTS” and “WITHOUT WARRANTY, EXPRESS OR IMPLIED” (except for latent defects in base-building improvements and Landlord’s obligation to complete the Landlord’s Work as provided in EXHIBIT B). As used in this Lease, the term “Leasehold Improvements” means any and all improvements and tenant finish existing in the Premises as of the Commencement Date, including the Initial Leasehold Improvements, if any, to be installed pursuant to EXHIBIT B, as well as any and all Premises Alterations (as defined below) and subsequent improvements made to the Premises during the term of this Lease.

     (b)Tenant acknowledges that no representations as to the repair of the Premises or the Project, nor promises to alter, remodel or improve the Premises or the Project, have been made by Landlord, except as are expressly set forth in this Lease.

     5.02 Alterations to the Premises.

     (a) Tenant shall not make or allow to be made any alterations, physical additions or other improvements (including fixtures) in or to the Premises (any such alterations, additions and other improvements made to the Premises following the Commencement Date being herein called “Premises Alterations”), or place safes, vaults or other heavy furniture or equipment within the Premises, without first obtaining Landlord’s written approval of Tenant’s contractors and the plans and specifications therefor. If such approval is given, prior to commencement of construction Tenant shall deliver to Landlord all building permits required for such construction and a copy of the executed construction contract covering such Premises Alterations. Landlord’s approval, if given, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency or compliance with any laws, ordinances, orders, rules, regulations or other requirements of governmental authority applicable thereto. Tenant shall pay to Landlord, upon demand, a fee to reasonably compensate Landlord for the cost of review and monitoring the construction of such Premises Alterations. Tenant shall also deliver to Landlord a copy of the “as-built” plans and specifications for all Premises Alterations on a diskette in AutoCAD or compatible format promptly following completion thereof.

     (b) All Leasehold Improvements (other than Tenant’s trade fixtures) shall become the property of Landlord at the end of the term of this Lease and shall be surrendered to Landlord upon termination of this Lease, whether by lapse of time or otherwise; provided, however, that upon Landlord’s written request Tenant shall remove any Leasehold Improvements designated by Landlord and repair and restore any damage to the Premises caused thereby.

     (c) Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any Premises Alterations, including but not limited to any mechanics’ or materialmen’s liens asserted in connection therewith. Should any mechanics’ or other liens be filed against any portion of the Building and/or the Land or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said ten (10) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in cancelling or discharging such lien or liens.

     5.03 Alterations to the Building. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to (a) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways or walkways leading to or providing access to the Building or any part thereof or otherwise restrict the use of same provided such activities do not unreasonably impair Tenant’s access to the Premises, and (b) improve, remodel, expand or otherwise alter any of the Building, and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such activities shall not be deemed to be a breach of any of Landlord’s obligations hereunder. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 5.03. Any diminution or obstruction of light, air or view by any structure which is not or may hereafter be constructed on lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to any construction work in or around the Building shall in no way affect this Lease or impose any liability on Landlord.

     5.04 Keys and Locks. Landlord shall furnish Tenant with twenty (20) keys for the Building corridor doors entering the Premises. Additional corridor door entry keys will be furnished by Landlord upon an order signed by Tenant and payment by Tenant of Landlord’s charge therefor. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door entering or within the Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

     5.05 Graphics, Building Directory and Name. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of the Premises, or which may be visible from outside the Premises, unless approved in advance and in writing by Landlord. Landlord shall initially provide and install, at Landlord’s expense, Building standard tenant name signage at the entrance to the Premises. All such graphics shall be of Building standard design and quality unless otherwise approved in advance by Landlord. Tenant shall pay for any non-Building standard graphics. In addition, Landlord shall initially input, at Landlord’s expense, a listing of Tenant’s name on the Building’s electronic directory board located in the main lobby of the Building. Replacement graphics or supplemental directory entries will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any graphics or directory entry.

VI.

     6.01 Condemnation. If more than fifteen percent (15%) of the Premises shall be permanently taken or condemned for any public purpose, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of such condemnation or taking. Otherwise, this Lease shall continue in full force and effect and rental with respect to any portion of the Premises taken or condemned shall be reduced or abated on the basis of the number of square feet of Net Rentable Area by which the Premises have been reduced. All proceeds payable from any taking or condemnation of all or any portion of the Land or the Building shall belong to and be paid as follows: first to Landlord until it receives the fair market value of the portion of the Land and Building so taken; then to the tenants of the Building (but no other tenant shall be deemed a third-party beneficiary of this paragraph) pro rata based upon the respective Net Rentable Area occupied by each tenant prior to such taking until each tenant receives the fair market value of all of that portion of its unamortized non-Building standard improvements, if any, the cost of which were borne solely by such tenant, and such tenant’s personal property taken; and the remainder of the award shall then be paid to Landlord.

     6.02 Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any cause beyond Landlord’s control.

     6.03 Casualty.

     (a) If at any time during the term of this Lease, including any extension or renewal thereof, the Building and the Premises are damaged by fire or other casualty, then, unless this Lease is terminated by Landlord as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with due diligence, the reconstruction, restoration and repair of the Building and the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. If the damage renders the Premises inaccessible or untenantable in whole or in part, Stated Rentals provided for herein shall abate thereafter as to the portion of the Premises so effected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord.

     (b) If (i) the Building is damaged to an extent that Landlord’s good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds sixty percent (60%) of the replacement cost of the Building, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within one hundred eighty (180) days after the casualty, or (iii) the casualty occurs during the last twelve (12) calendar months of the term of this Lease, then in any such event Landlord shall have the right, exercisable by written notice given to Tenant at any time within thirty (30) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of the casualty, Stated Rentals shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).

     (c) Notwithstanding anything contained in this Section 6.03, in no event shall Landlord be required to expend more to reconstruct, restore and repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.

VII.

     7.01 Property Insurance. Landlord shall maintain special form (formerly known as “all-risk”) property insurance on the Building (excluding non-Building standard leasehold improvements) and on all Building standard leasehold improvements. Said insurance shall be on a replacement cost basis, and be maintained with an insurance company authorized to do business in Texas that has a current A.M. Best’s Rating of A-:IX or better, in amounts sufficient to satisfy any co-insurance requirements and at the expense of Landlord (but with the same to be included in Operating Expenses) and payments for losses thereunder shall be made solely to

Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within or contents of the Premises or because the Leasehold Improvements to the Premises are above Building standard, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence). Tenant shall maintain at its expense special form (formerly known as “all-risk”) property insurance, including, but not limited to, vandalism, malicious mischief, water damage and sprinkler leakage coverage on all of its personal property, including removable trade fixtures, located in the Premises and on all non-Building standard Leasehold Improvements, such coverage to be for an amount sufficient to satisfy any co-insurance requirements, but not less than the full replacement cost of such insured items. Such insurance shall be maintained with an insurance company authorized to do business in Texas that has a current A.M. Best’s Rating of A-:IX or better. All such insurance required to be maintained by Tenant shall name Landlord as an additional insured thereunder and shall provide that it shall not be cancelable, nor shall the coverage thereunder be reduced, without at least ten (10) days advance written notice to Landlord. Tenant shall deliver copies of such policies or certificates of insurance in a form satisfactory to Landlord at the inception of this Lease and within ten (10) days after any request therefor.

     7.02 Liability Insurance. Landlord and Tenant shall each, at their respective expense, maintain a policy or policies of commercial general liability insurance written on an occurrence basis with the premiums thereon fully paid on or before the due dates, issued by and binding upon a solvent insurance company, which is authorized to do business in Texas that has a current A.M. Best’s Rating of A-:IX or better, such insurance to afford minimum protection (which may be effected by primary and/or excess coverage) of not less than $5,000,000.00 each occurrence combined single limit for bodily injury, including death, and property damage in any one occurrence, provided Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time. All such insurance required to be maintained by Tenant shall name Landlord and its property manager (currently Hines Interests Limited Partnership) as additional insureds thereunder and shall provide that it shall not be cancelable, nor shall the coverage thereunder be reduced, without at least ten (10) days advance written notice to Landlord. In addition, such insurance policies to be maintained by Tenant shall have deductible amount or self-insured retention not greater than $25,000.00. Tenant shall deliver copies of such policies or certificates of insurance in a form satisfactory to Landlord at the inception of this Lease and within ten (10) days after any request therefor.

     7.03 Hold Harmless .

     (a) Tenant releases Landlord from all liability for any injury or damage to person or property occurring in the Premises, and agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any such injury or damage, except to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors. Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in the Premises, to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors.

     (b) Landlord releases Tenant from all liability for any injury or damage to person or property occurring in any area of the Building other than the Premises and Landlord agrees to indemnify and hold Tenant harmless from and against all claims for such injury or damage, except to the extent that such injury or damage is attributable to the negligence or willful misconduct of Tenant, its agents, servants, employees, contractors, customers or invitees. Tenant hereby agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in any area of the Building other than the Premises, to the extent that such injury or damage is attributable to the negligence or willful misconduct of the Tenant, its agents, servants, employees, contractors, customers or invitees.

     (c) The provisions of this Section 7.03 will survive the termination of this Lease with respect to any claims or liability arising prior to the date of termination.

     7.04 Waiver of Claims and Recovery Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal representatives, assigns and insurers, hereby (a) waives any and all rights of recovery, claims, actions or causes of action against the other and its respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees for any loss or damage that may occur to the Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in Section 7.01 hereof, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO OR ITS RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, SHAREHOLDERS, AGENTS, SERVANTS, EMPLOYEES, GUESTS, LICENSEES OR INVITEES, and (b) covenants that no insurer shall hold any right of subrogation against such other party; provided, however, the waiver set forth in this Section 7.04 shall not apply to any deductibles on insurance policies carried by Landlord or Tenant or to any coinsurance penalty which Landlord or Tenant might sustain. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.

VIII.

     8.01 Lien for Rent – Intentionally Deleted.

     8.02 Default by Tenant. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:

     (a) Tenant shall fail to pay any sum of Rent when due, and such failure shall continue for five (5) days after written notice to Tenant (provided, however, that after Landlord has given

Tenant written notice of failure to pay Rent when due on two separate occasions, Landlord shall not be required to give Tenant notice for any subsequent failure);

     (b) Tenant shall fail to execute and acknowledge or otherwise respond in good faith and in writing within ten (10) days after submission to Tenant of a request for confirmation of the subordination of this Lease pursuant to Section 11.01(a), confirmation of the subordination of a mortgage or deed of trust lien to this Lease pursuant to Section 11.01(b) or an estoppel certificate pursuant to Section 11.02;

     (c) Tenant shall fail in the performance of any of the other covenants or conditions not included in subparagraphs (a) and (b) of this Section 8.02 which Tenant is required to observe and to perform under this Lease, and such failure shall continue for twenty (20) days after written notice to Tenant;

     (d) the interest of Tenant under this Lease shall be levied on under execution or other legal process; any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or to reorganize or modify Tenant’s capital structure; Tenant is declared insolvent according to law; any assignment of Tenant’s property shall be made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property. Notwithstanding the foregoing, if any such levy, execution, legal process, petition, declaration, assignment or appointment was not initiated by Tenant, any such event shall not be an Event of Default unless same is not removed or vacated within thirty (30) days from the date of its creation, service or filing;

     (e) Tenant shall fail to occupy the Premises within fifteen (15) days following the Commencement Date, shall vacate or abandon the Premises for a period of fifteen (15) or more continuous days at any time during the term of this Lease or any renewals or extensions thereof, or if Tenant shall assign this Lease or sublet any portion of the Premises except as specifically permitted in this Lease; or

     (f) Tenant, if a corporation, shall cease to exist as a corporation in good standing in the state of its incorporation, or Tenant, if a partnership or other entity, shall be dissolved or otherwise liquidated.

     8.03 Remedies. Upon the occurrence of any Event of Default, at Landlord’s option, Landlord may (without further notice or grace) exercise any one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:

     (a) Terminate this Lease and immediately repossess the Premises by forcible entry and detainer suit or otherwise, and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, (iii) the present value (discounted at the rate of ten percent (10%) per annum) of the balance of the Stated Rentals for the remainder of the term of this Lease, less the present value (discounted at the same rate) of the fair market rental value of the Premises for said period, taking into account the period of time during which the Premises is likely to remain vacant until a new tenant commences payment of rental and the reasonably anticipated out-of-pocket expenses to be incurred by Landlord to relet the Premises (such as the cost of preparation of the Premises, leasing commissions, market concessions and reasonable legal fees associated with occupancy by a new tenant), and (iv) any other sum of money and damages owed by Tenant to Landlord under the terms of this Lease. The provisions of this paragraph shall survive the expiration or termination of this Lease. For the purpose of calculating Landlord’s damages under clause (iii) of this paragraph, Tenant covenants and agrees that:

     (x) it shall be assumed that the Additional Rental for the calendar year in which this Lease is terminated would be equal to the Additional Rental for the last full calendar year prior to termination, increased at a rate equal to the average rate of increase (if any) of Operating Expenses for the three (3) full calendar years preceding the calendar year of termination (the “Escalation Rate”), and that the Additional Rental for each year thereafter for the remainder of the term would be equal to the Additional Rental for the preceding calendar year (calculated in the same manner as for the year of termination), increased at the Escalation Rate; and

     (y) Landlord may rely upon the average of the determinations of the fair market rental value of the Premises for the remainder of the term of this Lease made independently and in writing by three (3) reputable real estate brokers active in the leasing of office space comparable to the Premises in downtown, Houston, Texas and selected by Landlord in good faith, and Tenant shall have no right to dispute the value so calculated.

     (b) Terminate Tenant’s right of possession (but not this Lease) and immediately repossess the Premises by forcible entry and detainer suit or otherwise, without thereby releasing Tenant from any liability hereunder and without terminating this Lease, and shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, and (iii) any other sum of money and damages then owed by Tenant to Landlord under the terms of this Lease. In addition, Tenant shall remain liable for the payment of all Stated Rentals as same become due under the terms of this Lease. After regaining possession of the Premises under this Section 8.03(b), Landlord may, but shall have no obligation to, relet the Premises on such terms and conditions as Landlord in its sole, good faith judgment deems acceptable, and if the Premises are so relet, Tenant shall receive credit against the sums otherwise payable to Landlord hereunder only for the amount of the Net Reletting Income (as hereinafter defined). For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to Premises as may be reasonably necessary or desirable. Landlord reserves the right, however (x) to lease any other space available in the Building prior to offering the Premises for lease, (y) to refuse to lease the Premises to any potential tenant that does not meet Landlord’s standards and criteria for leasing other comparable space in the Building, and (z) to reconfigure the Premises and lease only portions thereof or lease all or part of the Premises in combination with other space. Any payments due Landlord under this Section 8.03(b) shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 8.03(b) from time to time. No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. As used above, the term “Net Reletting Income” means the amount of all rentals actually received by Landlord in respect of a reletting of the Premises during the term of this Lease, less all of the costs and expenses incurred by Landlord in connection with such reletting, including, without limitation, leasing commissions, demolition of existing improvements and installation of new improvements and/or the allowances provided therefor, and legal fees. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect any rentals due in respect of such reletting.

     (c) Enter upon the Premises by use of a master key, a duplicate key or other peaceable means, and alter the door locks on all entry doors of the Premises, thereby excluding Tenant and its officers, principals, agents, employees, contractors, representatives and invitees. If Landlord elects to so exclude Tenant from the Premises without terminating this Lease or Tenant’s right to possession of the Premises pursuant to the provisions of this Lease, then Landlord shall be obligated to provide Tenant a key to re-enter the Premises only upon payment in full of all delinquent Rent due under this Lease and the curing of all other defaults, if any. If this Lease or Tenant’s right of possession of the Premises is terminated, Landlord shall have no obligation to provide Tenant a key to re-enter the Premises, but Landlord will, during Landlord’s regular business hours, at Landlord’s convenience and upon written request by Tenant, escort Tenant or its authorized personnel to the Premises to retrieve personal belongings of Tenant’s employees and any property of Tenant as is not subject to the Landlord’s lien and security interest described in Section 8.01 hereof. This remedy of Landlord is intended to override and control any conflicting provisions of the Texas Property Code to the fullest extent permitted by law.

     (d) Landlord may terminate the abatement of Stated Rentals pursuant to Section 2.07, in which event same shall be immediately due and payable.

     8.04 Landlord’s Right to Cure Defaults. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant’s sole cost and expense and without any abatement of rental. If Tenant shall fail to pay any sum of money, other than Stated Rentals, required to be paid by it hereunder or shall fail to cure any default and such failure shall continue for ten (10) days after notice thereof by Landlord, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant’s account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed additional Rent hereunder and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent hereunder.

     8.05 Non-Waiver. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

     8.06 Holding Over. If Tenant continues in occupancy of the Premises after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as rent for the holdover period (pro rated on a daily basis) one hundred fifty percent (150%) of the Stated Rentals payable immediately prior to the expiration or termination. No holding over by Tenant after the term of this Lease without the written consent of Landlord shall be construed to extend the term hereof. Any holding over with the written consent of Landlord shall constitute this a tenancy at sufferance relationship between Landlord and Tenant, unless specifically stated otherwise in such consent. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against (i) all claims for damages by any other lessee to whom Landlord may have leased all or any portion of the Premises and (ii) for all other losses, costs, and expenses, including reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s holdover. The provisions of this paragraph shall survive the expiration or termination of this Lease.

IX.

     9.01 Assignment or Sublease by Tenant.

     (a) Tenant shall not assign this Lease, sublet all or any part of the Premises or allow the Premises to be used or occupied by others (any such event being referred to herein as a “Transfer”), or mortgage or otherwise encumber its leasehold estate under this Lease or its property within the Premises, without Landlord’s prior written consent, such approval not to be unreasonably withheld, conditioned or delayed.

     (b) Tenant shall give Landlord at least thirty (30) days advance written notice of any proposed Transfer, stating the anticipated terms thereof. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects to either (i) to terminate this Lease as to the space so affected, in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date, (ii) consent to the proposed Transfer, subject to Landlord’s subsequent written approval of the proposed transferee or (iii) withhold its consent to the proposed Transfer in accordance with Section 9.01(c) below.

     (c) Landlord agrees that it will only withhold its consent to a proposed Transfer if one of the following is true, which Tenant acknowledges would be a reasonable basis for Landlord to withhold it consent (i) the nature and character of the proposed transferee, its creditworthiness, business and activities or its intended use of the Premises are not consistent with the standards of the Building in Landlord’s sole judgment, (ii) the proposed transferee (or any of its affiliates) is then an occupant of any part of the Building or a party with whom Landlord is then negotiating to lease space within the Building (unless Landlord is unable to provide such proposed transferee with space reasonably acceptable to such party), (iii) the proposed occupancy would impose an extra burden upon the Building systems or Landlord’s ability to provide services to the other tenants of the Buildings, (iv) the granting of such consent would constitute a default under any other agreement to which Landlord is a party or by which Landlord is bound or (v) a default or an Event of Default by Tenant under this Lease is then pending; provided, however, if an uncured default is then pending Landlord may require that Tenant cure such default as a condition to Landlord’s consent to such Transfer.

     (d) If Landlord consents to a Transfer, Tenant agrees that fifty percent (50%) of all rental amounts and other consideration payable to Tenant in respect of the Transfer (net of Tenant’s out-of-pocket transaction costs in consummating such assignment or sublease, including, without limitation, brokerage commissions, advertising and legal expenses, a reasonable free rent period and the reasonable cost of leasehold improvements to the Premises (or a market improvements allowance in lieu thereof) paid by Tenant in connection with said assignment or subletting) in excess of the Stated Rentals for the Premises or the portion thereof subject to the Transfer shall be paid to Landlord as additional rental hereunder immediately upon Tenant’s receipt thereof. Tenant acknowledges and agrees that, notwithstanding Landlord’s consent to any Transfer, Tenant shall remain directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Stated Rentals). The consent by Landlord to any Transfer shall not be deemed in any manner to be a consent to a use not permitted under Section 1.05(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer.

     (e) For purposes of this Section 9.01, if Tenant is a corporation, the shares of which at the time of execution of this Lease or during the term hereof are or shall be held by fewer than one hundred (100) persons, and if at any time during the term of this Lease a majority or controlling amount of shares shall be transferred other than by bequest or inheritance without the prior written consent of Landlord, then such transfer of shares shall be deemed to be an assignment of this Lease.

     (f) Notwithstanding the foregoing, it is anticipated that Tenant will soon finalize its public offering and will become a corporation. The newly incorporated entity will be named Bois d’Arc Energy Corporation, a Nevada corporation. Upon the effective date of the incorporation, Tenant represents and warrants that all assets of Tenant, including, without limitation, its leasehold interest in the Premises granted pursuant to this Lease, will be transferred to Bois d’Arc Energy Corporation and the new corporation shall assume all of Tenant’s rights and obligations under this Lease. Tenant shall provide written notice to Landlord when the completion of this incorporation has occurred and the effective date of such occurrence. Such public offering shall not be a Transfer that requires Landlord’s consent hereunder.

     9.02 Assignment by Landlord. Landlord and any successor-in-interest to Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations hereunder and in the Project, to any person or entity acquiring ownership of the Project, and in such event and upon such transfer (any such person or entity to have the benefit of, and be subject to, the provisions of Section 10.01 and 10.02 hereof) no further liability or obligation shall thereafter accrue following the date of transfer against Landlord hereunder, but Landlord will remain liable (to the extent of any net proceeds of such transfer or assignment) for any accrued and unpaid obligations to Tenant as of the date of transfer that are not assumed by the successor Landlord.

X.

     10.01 Peaceful Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the rental and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord’s interest hereunder.

     10.02 Limitation of Landlord’s Personal Liability. Subject to the provisions of Section 9.02, Tenant agrees to look solely to Landlord’s interest (or its successor’s interest) in the Project for the recovery of any judgment against Landlord, it being agreed that neither Landlord (and its partners (general or limited), officers, directors, and shareholders) nor any mortgagee shall ever be personally liable for any such judgment. In addition, Tenant also agrees that Tenant shall not be entitled to recover from Landlord nor any of its agents, employees, officers, partners, servants or shareholders any indirect, special or consequential damages Tenant may incur as a result of a default under this Lease or other action by Landlord, its agents, employees, officers, partners, servants or shareholders. The provisions contained in the foregoing sentences are not intended to, and shall not, limit any right that Tenant might otherwise have to (i) obtain injunctive relief against Landlord or Landlord’s successors in interest, or (ii) any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

XI.

     11.01 Subordination.

     (a) Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination and attornment, however, at Landlord’s written request Tenant shall execute any appropriate certificate or instrument that Landlord or any Interest Holder may request within ten (10) days after being requested to do so. In the event of (i) the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party under any such ground lease, mortgage, deed of trust or security agreement (any such party being herein referred to as “Interest Holder”) of the remedies provided for by law or by such ground lease, mortgage, deed of trust or security agreement, or (ii) the acceptance of a deed or assignment in lieu thereof by an Interest Holder, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of Landlord as a result of such enforcement, or deed or assignment in lieu thereof, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be (A) liable for any act or omission of any prior landlord (including Landlord), (B) liable for the return of any security deposit unless such deposit has been delivered to Interest Holder by Landlord or is an escrow fund available to Interest Holder, (C) subject to any offsets, claims, counterclaims or defenses that Tenant might have against any prior landlord (including Landlord), (D) bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including Landlord), (E) bound by any amendment, modification, or termination of the Lease made without Interest Holder’s consent, (F) personally liable under the Lease, Interest Holder’s liability thereunder being limited to its then interest, if any, in the Project, (G) bound by any provision in the Lease which obligates Landlord to erect or complete any building or to perform any construction work or to make any improvements to the Premises or to expand or rehabilitate any existing improvements or to restore any improvements following any casualty or taking or to make a future capital contribution to Tenant or to apply proceeds of casualty insurance or eminent domain awards other than as provided in the deed of trust or ground lease, as applicable, which shall govern over any conflicting provision hereof with respect thereto, or (H) bound by any notice of termination given by Landlord to Tenant without Interest Holder’s prior written consent thereto. Upon request by such Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the subordination and attornment herein set forth. This Lease is further subject to and subordinate to all matters of record in Harris County, Texas.

     (b) Notwithstanding anything to the contrary set forth in Section 11.01(a), above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant’s consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) days after being requested to do so.

     11.02 Estoppel Certificate. Tenant agrees periodically to furnish within ten (10) days after written request by Landlord a certificate signed by a Tenant certifying (a) that the lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rental, Estimated Additional Rental and Additional Rental have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rental under this Lease has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against rentals or other charges due or to become due hereunder, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease and (i) as to such other matters as may be requested by Landlord. Any such certificate may be relied upon by any existing or prospective Interest Holder or purchaser of the Building or the Land or any part thereof or interest of Landlord therein.

     11.03 Right to Cure Landlord’s Default. Prior to exercising any remedy for an alleged default by Landlord hereunder, Tenant will give written notice to any Interest Holder of which Tenant has notice specifying the nature of the alleged default. Each Interest Holder shall have the right (but not the obligation) for a period of sixty (60) days to cure or remedy such default (or if the Interest Holder cannot reasonably cure or remedy such default within said sixty (60) day period, such longer period as is necessary to allow the Interest Holder to effect such cure or remedy, provided that the Interest Holder commences its good faith efforts to cure or remedy such default within said sixty (60) day period), and Tenant will accept such curative or remedial action taken by the Interest Holder with the same effect as if such action had been taken by Landlord.

XII.

     12.01 Relocation – Intentionally Deleted.

     12.02 Name Change. Landlord reserves and shall have the right at any time and from time to time to change the name of the Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof.

     12.03 Legal Fees. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any rental due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable legal fees.

     12.04 DTPA Inapplicable. It is the intent of Landlord and Tenant that the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”) be inapplicable to this Lease and the transaction evidenced hereby. Accordingly, Tenant hereby represents and warrants to Landlord as follows:

     (a) The total consideration paid or to be paid by Tenant over the term of this Lease exceeds $500,000.00.

     (b) Tenant is represented by legal counsel of its own choice and designation in connection with the transaction contemplated by this Lease;

     (c) Tenant’s counsel was not directly or indirectly identified, suggested or selected by Landlord or an agent of Landlord; and

     (d) Tenant is leasing the Premises for business or commercial purposes, not for use as Tenant’s residence.

XIII.

     13.01 Notices.

     (a) Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if delivered to the addresses for Landlord and Tenant set forth below, or if sent by United States mail, certified or registered, return receipt requested, to said addresses:

     The address for notices to Landlord is:

Texas Tower Limited
600 Travis Street, Suite 6920
Houston, Texas 77002
Attn: Property Manager

     Until Tenant occupies the Premises, the address for notices to Tenant is:

Bois d’Arc Energy LLC
600 Travis, Suite 6275
Houston, Texas 77002
Attn: Gary Blackie

     After Tenant occupies the Premises, the address for notices to Tenant is:

Bois d’Arc Energy LLC
600 Travis, Suite 5200
Houston, Texas 77002
Attn: Gary Blackie

     (b) Any notice mailed shall be deemed to have been given on the second business day following the date of deposit of such item in a depository of the United States Postal Service in Houston, Texas. Notice effected other than by mail shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each Interest Holder who notifies Tenant in writing of its interest and the address to which notices are to be sent.

     13.02 Miscellaneous.

     (a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

     (b) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Texas contract, and all of the terms thereof shall be construed according to the laws of the State of Texas.

     (c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

     (d) The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part hereof for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord, or which may be contained in any circular, prospectus or advertisement relating to the Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease.

     (e) If Tenant is a corporation, partnership or other entity, Tenant warrants and represents that (i) Tenant is a duly organized and existing legal entity, authorized to do business in and in good standing with the State of Texas, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and (iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.

     (f) Tenant shall have no right, and Tenant hereby waives and relinquishes all rights which Tenant may otherwise have, to withhold, deduct from or offset against any rental or other sums to be paid to Landlord by Tenant hereunder or in connection herewith.

     (g) Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other business burdens. Time is of the essence in the payment and performance of Tenant’s obligations, and the exercise of his rights, under this Lease.

     (h) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

     (i) Neither this Lease nor any memorandum hereof shall be recorded in any public records without the prior written consent of Landlord.

     (j) Landlord has agreed to pay to Kevin H. Hodges (“Tenant’s Broker”) a real estate brokerage commission as set forth in a separate commission agreement between Landlord and Tenant’s Broker. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that it shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

     (k) Parking permits shall be provided to Tenant during the term of this Lease in accordance with the terms and conditions set forth in EXHIBIT F attached hereto and made a part hereof for all purposes.

     (l) Tenant shall have the option to renew the term of this Lease in accordance with the terms and conditions set forth in EXHIBIT G attached hereto and made a part hereof for all purposes.

     (m) Tenant shall have the right of first refusal to lease additional space on Floor 52 of the Building in accordance with the terms and conditions set forth in EXHIBIT H attached hereto and made a part hereof for all purposes.

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     IN TESTIMONY WHEREOF, the parties hereof have executed this Lease on the respective dates set forth beside the signature block for each such party, to be effective as of December 1, 2004.

Landlord:

TEXAS TOWER LIMITED,
a Texas limited partnership

	By:	Prime Asset Management LLC,
a Delaware limited liability company,
its general partner

		By:	Raha One (U.S.) Limited, Inc.,
a Delaware corporation,
its managing member

Date: December ___, 2004		By:	/s/ Rafic A. Bizri

Rafic A. Bizri
President

Tenant:

BOIS D’ARC ENERGY LLC,
a Nevada limited liability company

	By:		/s/ Wayne Laufer

	Name:		Wayne Laufer

Date: December ___, 2004	Title:		CEO